Gasco
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Energy


For Release at 9:00 AM EDT on Monday, October 4, 2004
             GASCO ENERGY PROVIDES RIVERBEND PROJECT ACTIVITY UPDATE

DENVER - (PR Newswire) - October 4, 2004 - Gasco Energy, Inc. (OTC BB: GASE) today provided an interim oil and gas activities and operational update on its Riverbend Project in Utah's Uinta Basin.

Drilling Activity
In September, Gasco ran pipe on two wells in the Riverbend area. One well tested the Mesaverde and Wasatch formations and the other tested the Blackhawk Formation. As a result Gasco now has three wells awaiting completion in the Riverbend area. Year to date, Gasco has drilled eight gross wells, five of which have been completed and are flowing to sales.

The Company is also currently drilling its ninth and tenth wells of this fiscal year. One of these wells is located in the southern part of the Riverbend area and the second is located to the west in the West Desert area. Both wells will test the Wasatch, Mesaverde and Blackhawk formations.

Production
Cumulative monthly production for September 2004 was 150.6 million cubic feet equivalent (MMcfe) gross, or 40.6 MMcfe net. This is a 13.2% percent decrease from August's cumulative gross production of 173.5 MMcfe.

Cumulative net production for third quarter 2004 was 127.6 MMcfe. This represents a 100% increase in net production over the same period in 2003 and a 2.0% decrease over the second quarter 2004

September's decline in production is attributed to periodic well shut-ins and well completion delays associated with the construction of the Company's Riverbend gathering system and to normal production decline. The construction project is nearing completion. Gasco is also performing routine well maintenance and workovers in advance of anticipated higher demand for natural gas associated with the winter heating season.

Management Comment
Commenting on the Riverbend Project, Gasco CEO and President, Mark Erickson said: "We continue to be encouraged with the potential of the Blackhawk Formation and are increasing activity targeting this objective. It is our belief that we are validating the geology while we continue to improve drilling phases of the project. Now additional focus is on completion and production optimization as we analyze longer-term production results."

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or

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"continue"  or  the  negative  thereof  or  similar  terminology.  Although  any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove
correct  or  that  any  of  the  actions   that  are  planned   will  be  taken.
Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Part I, Item 1 of the Company's latest Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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